TRUST AGREEMENT



                Re:  Wisconsin Power and Light Company Employees'

                     Long Range Savings and Investment Plan

                                TABLE OF CONTENTS


   SECTION 1 - CREATION OF TRUST . . . . . . . . . . . . . . . . . . . .    1

   SECTION 2 - CONTRIBUTIONS TO THE TRUST FUND . . . . . . . . . . . . .    2

   SECTION 3 - DUTIES OF TRUSTEE . . . . . . . . . . . . . . . . . . . .    2

   SECTION 4 - INVESTMENT OF THE TRUST FUND  . . . . . . . . . . . . . .    3

   SECTION 5 - INVESTMENT ADVISORS . . . . . . . . . . . . . . . . . . .    4

   SECTION 6 - COMMINGLING OF FUNDS  . . . . . . . . . . . . . . . . . .    5

   SECTION 7 - POWERS OF TRUSTEE.  . . . . . . . . . . . . . . . . . . .    6

   SECTION 8 - PAYMENT OF COMPENSATION, EXPENSES AND TAXES;
        DISTRIBUTIONS FROM TRUST FUND  . . . . . . . . . . . . . . . . .    9

   SECTION 9 - PROTECTION OF TRUSTEE . . . . . . . . . . . . . . . . . .   11

   SECTION 10 - ACCOUNTING . . . . . . . . . . . . . . . . . . . . . . .   14

   SECTION 11 - RESIGNATION, REMOVAL, AND SUCCESSOR TRUSTEE  . . . . . .   15

   SECTION 12 - RELIANCE . . . . . . . . . . . . . . . . . . . . . . . .   16

   SECTION 14 - TERMINATION  . . . . . . . . . . . . . . . . . . . . . .   17

   SECTION 15 - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . .   17

   15.01.    Non-Alienation of Benefits  . . . . . . . . . . . . . . . .   17

   15.02.    Construction of Trust . . . . . . . . . . . . . . . . . . .   18

   15.03.    Number and Headings . . . . . . . . . . . . . . . . . . . .   18

   15.06.    Protection of Persons Dealing with Trustee  . . . . . . . .   18

   15.07.    Tax Exemption of Trust  . . . . . . . . . . . . . . . . . .   19

   15.08.    Counterparts  . . . . . . . . . . . . . . . . . . . . . . .   19

   SECTION 16 - INTERNAL REVENUE SERVICE APPROVAL  . . . . . . . . . . .   19

                                 TRUST AGREEMENT


             THIS TRUST AGREEMENT made and entered into this 24th day of November, 1982, by and between the Wisconsin Power and Light Company, a Wisconsin corporation (hereinafter referred to as the "Company"), and First Wisconsin Trust Company, a Wisconsin banking corporation
   (hereinafter referred to as the "Trustee").

                                   WITNESSETH:

             WHEREAS, the Company has established a qualified cash or deferred compensation plan within the meaning of Sections 401(k) and 402(a)(8) of the Internal Revenue Code of 1954, as amended, and known as the "Wisconsin Power and Light Company Long Range Savings and Investment Plan," for the benefit of the participants and their beneficiaries as therein defined (a copy of such Plan, as it may be amended from time to time, shall be identified by the Company and filed with the Trustee for purposes of reference only; and such Plan, as it may be amended, shall be called the "Plan"); and

             WHEREAS, it is necessary to provide for the investment of contributions made pursuant to the Plan and for the orderly administration of the Plan.

             NOW THEREFORE, the Company and the Trustee do hereby agree as follows:

             SECTION 1 - CREATION OF TRUST.

             1.01. The Company hereby creates and establishes a qualified trust within the meaning of Sections 402 and 501(a) of the Internal Revenue Code of 1954, as amended, (the "Code"), to be known as the "Wisconsin Power & Light Company Long Range Savings and Investment Trust" (hereinafter called the "Trust") in order to implement and carry out the purposes of the Plan. The terms defined in the Plan are similarly defined for the purpose of this Trust, unless the context clearly indicates otherwise. Such Trust shall consist of such sums of money and such property as shall from time to time be paid or delivered to the Trustee, and the earnings and profits thereon.

             1.02. The Trustee is hereby designated as Trustee to receive, hold, invest, administer and distribute the Trust Fund (as hereinafter defined) in accordance with the provisions of the Trust. The rights, powers, titles, duties, discretion, and immunities of the Trustee shall be governed by this Agreement. Except as hereinafter otherwise provided, title to such assets of the Trust Fund shall at all times be vested in the Trustee, subject to the right of the Trustee to hold title in bearer form or in the name of a nominee, and the interest of other persons in the assets of the Trust Fund shall be only the right to have such assets received, held, invested, administered, and distributed in accordance with the provisions of the Trust and Plan.

             1.03. The Trustee hereby accepts the Trust subject to all of the terms and conditions of this Trust Agreement, and agrees to hold and administer the Trust Fund and to execute the Trust in accordance with the provision hereof. The Trustee shall have no responsibility for the administration of the Plan.

             SECTION 2 - CONTRIBUTIONS TO THE TRUST FUND. Subject to the provisions of the Plan, the Company will periodically contribute to the Trust Fund, cash and other property acceptable to the Trustee. All contributions to the trust Fund received by the Trustee from the Company shall constitute one common fund and may be commingled as hereinafter provided. Unless the context clearly implies or indicates to the contrary, the term "Trust Fund" comprises all property of every kind and nature held by the Trustee in accordance with this Trust. The Trustee shall have no duty to compel any payment to be made to it by the Company and shall be accountable only for cash and other property actually received by it. The Trust Fund shall be held by the Trustee in trust; and dealt with in accordance with this Agreement.

             SECTION 3 - DUTIES OF TRUSTEE. It shall be the duty of the Trustee (a) to hold, to invest and to reinvest the Trust Fund and (b) to pay moneys to or on the written order of the Company, including when the Company shall so order, payments to the Plan Participants and their beneficiaries. Such orders need not specify the application to be made of moneys so ordered, and the Trustee shall not be responsible in any way respecting such application or for the administration of the Plan. The Trustee shall be under no duty to enforce payment of any contribution to the Trust Fund and shall not be responsible for the adequacy of the Trust Fund to meet and discharge liabilities under the Plan.

             SECTION 4 - INVESTMENT OF THE TRUST FUND.

             4.01. The Trustee shall invest and reinvest the principal and income of the Trust Fund and keep the Trust Fund invested, without distinction between principal and income, in any and all common stocks, preferred stocks, bonds, notes, debentures, mortgages, equipment trust certificates, investment trust certificates, mutual fund investments, money market funds, real and personal property wherever situated, and in such other property, investments and securities of any kind, class or character as the Trustee may deem suitable for the Trust Fund; and such investment and reinvestment shall not be restricted to properties and securities authorized for investment by trustees under any present or future law. However, insurance policies or annuity contracts shall be purchased by the Trustee only at the direction of the Company from insurance corporations chosen by the Company. The Trustee in its discretion may keep such portion of the Trust Fund in cash or cash balances as the Trustee may from time to time deem to be in the best interests of the Trust Fund and the persons interested therein. No investment shall be made which is contrary to the applicable provisions of ERISA, as amended, and the duly promulgated regulations interpreting or implementing such Act.

             4.02. The Company may direct the Trustee to establish one or more separate funds (herein "investment funds") for purposes of investing the Trust Fund, pursuant to subparagraph 4.01 above. Such separate funds shall not be considered as separate trust funds; but shall be established solely to facilitate investment of the Trust Fund and administration of the Plan. The Company may designate that all or a portion of the contributions received by the Trustee pursuant to Section 2 hereof, be allocated to one or more investment funds; and the Company does hereby retain the right to direct, from time to time, the Trustee to change such allocations between investment funds.

             SECTION 5 - INVESTMENT ADVISORS. Notwithstanding any other provision of this Trust Agreement, the Company may from time to time appoint one or more independent professional Investment Advisor(s) with respect to the total or any portion of the Trust Fund. For purposes of this Agreement, the Company may appoint itself as an Investment Advisor; and in such event, all provisions of this Agreement applicable to such Investment Advisor shall be likewise applicable to the Company. The Trustee shall not be required to be a party to any agreement appointing an investment Advisor except in the case where the Company requests the Trustee to enter into an agency and custody agreement with any Investment Advisor which will also be the depository and custodian of the Trust Fund assets allocated to its management; provided further that the terms and conditions of appointment, authority, retention, and removal of the Investment Advisor shall be the sole responsibility of the Company. The Investment Advisor shall have and exercise all of the investment powers reserved to the Trustee under Section 4 during the period of such appointment. Upon receipt of written notice from the Company of the appointment of such Investment Advisor, the Trustee shall perform such custodian and ministerial acts relating to investments as may be required to carry out the directions of the Investment Advisor and the administration of such portion of the Trust Fund for which an Investment Advisor is appointed, but shall be relieved of all responsibility for investment or failure to invest in accordance with Section 4 for such portion of the Trust Fund during the period of such appointment; except that the Trustee may invest and reinvest income and principal cash in U.S. treasury bills, commercial paper, money market certificates or other short-term investments, including, (subject to the provisions of Section
   6.01 hereof respecting commingled funds) an interest in any such fund that is created and maintained by the Trustee from time to time for the collective short-term investment of the cash reserves in trusts for employee benefit plans qualified under the applicable provisions of the Code, pending receipt of directions as to the investment or disposition of such cash. The charges and expenses of the Investment Advisor shall constitute proper charges and expenses of the Trust and shall be paid as provided in Section 8 hereof. The Trustee shall have no duty to review or recommend the sale, retention or other disposition of any asset purchased or retained at the direction of the Investment Advisor, nor shall the Trustee have any personal liability or responsibility for any loss to or depreciation of such portion of the Trust Fund for which an Investment Advisor is appointed, occasioned by reason of the purchase, sale or retention of any asset in accordance with the direction of the Investment Advisor, or by reason of not having sold such asset so purchased or retained in the absence of any direction from the Investment Advisor, to make such sale. All directions given to the Trustee by the Investment Advisor, including Broker's confirmations, shall be given in writing or given orally and immediately confirmed in writing.

             SECTION 6 - COMMINGLING OF FUNDS.

             Section 6.01. Notwithstanding any other provision of this Trust to the contrary, the Trustee may, if authorized by the Company, invest from time to time any part or all of the assets of this Trust in any collective investment fund or funds (hereinafter called "Commingled Funds") including common and group trust funds, which consist exclusively of assets of exempt pension and profit sharing trusts and individual retirement accounts, qualified and tax exempt under Sections 401(a) and 501(a) of the Internal Revenue Code of 1954, as amended, including any such fund or funds presently in existence or hereafter established; notwithstanding that the Trustee of the fund or funds is the Trustee, an investment advisor, or is otherwise a party in interest of the plans funded thereby. The assets so transferred by the Trustee and so invested shall be subject to all of the provisions of the instruments establishing such Commingled Funds as they may be amended from time to time. The combining of money and other assets of the Trust with money and other assets of other qualifying trusts in such Commingled Funds is specifically authorized. To the extent the equitable share of this Trust Fund are in the Commingled Funds, the Commingled Funds shall be part of the plans pursuant to which this Trust is administered.

             SECTION 6.02. Notwithstanding Section 6.01 hereof to the contrary, the Trustee shall not invest the assets of this Trust in any Commingled Funds, to the extent such commingling of trust assets for investment purposes would not be permitted or allowed under the Code, as amended from time to time.

             SECTION 6.03. In the annual written account filed by the Trustee pursuant to Section 10, the Trustee shall include a statement of all transfers to and receipts from the Commingled Funds and a copy of the latest annual report of the Commingled Funds. In the final written account filed by the Trustee pursuant to Section 10 (relating to the removal or resignation of the Trustee), the Trustee shall include a statement of all transfers to and receipts from the Commingled Funds and a copy of the report of the Commingled Funds for the period from the close of the last fiscal year of the Commingled Funds to the date that the equitable share of this Trust is transferred to this Trust from the Commingled Funds. The Trustee shall not be required to file any further accounts in respect of any part of the Fund held in the Commingled Funds. The Company shall have the right, upon thirty days' notice to the Trustee, to direct the Trustee from time to time to withdraw all or any part of the equitable share of this Trust in the Commingled Funds as of the Valuation Date of the Commingled Funds next succeeding the expiration of such thirty day period and, in such event, the Trustee shall arrange for the transfer to it of such equitable share or part thereof in accordance with the provisions of the Commingled Funds.

             SECTION 7 - POWERS OF TRUSTEE. The Trustee shall have all powers necessary for the performance of its duties under this Agreement and for the implementation of the purposes of this Trust. Without limiting the foregoing, the Trustee shall have all power and authority as may be provided for by law; and the Trustee shall have the following power and authority with respect to the assets of the Trust Fund, which power and authority may be subject to the direction and control of an Investment Advisor so appointed in accordance with Section 5 hereof:

             (a) to purchase, or subscribe for, any securities or other property.

             (b) to sell, exchange, convey, transfer or otherwise dispose of any property held by it, by private contract or at public auction, and no person dealing with the Trustee shall be bound to see to the application of the purchase money or to inquire into the validity, expendiency or propriety of any such sale or other disposition;

             (c) to make commitments either alone or in company with others to purchase at any future date any property, investments, or securities set forth under Section 4 hereof;

             (d) to purchase part interests in real property or in mortgages on real property, wherever situated, with the right to take title in its name individually or as Trustee or in the name of a nominee either alone or jointly with the holders of other part interests therein or their nominees;

             (e) to lease to others for any term without regard to the duration of this Trust any real property or part interest in real property held by it;

             (f) to delegate to a manager or the holder or holders of a majority interest in any real property or mortgage on real property the management and operation of any part interest in such real property or mortgage held by the Trustee and the authority to sell such real property or mortgage or otherwise carry out the decisions of such manager or holder or holders of such majority interest;

             (g) to vote upon any stocks, bonds or other securities; to give general or special proxies or powers of attorney with or without power of substitution; to exercise any conversion privileges, subscription rights or other options and to make any payments incidental thereto; to consent to or otherwise participate in corporate reorganizations or other changes affecting corporate securities and to delegate discretionary powers and to pay any assessments or charges in connection therewith, and generally to exercise any of the powers of an owner with respect to stocks, bonds, securities or other property held in the Trust Fund;

             (h) to make, execute, acknowledge and deliver any and all documents of transfer and conveyance and any and all other instruments that may be necessary or appropriate to carry out the powers herein granted;

             (i) to cause any investments of the Trust Fund in its custody to be registered in, or transferred into, its name as Trustee or other name of its nominees or to retain them unregistered or in form permitting transferability by delivery, or combine certificates representing such investments with certificates of the same issue held by the Trustee in other fiduciary capacities, or deposit or arrange for the deposit of such securities in a qualified central depository even though, when deposited, such securities may be merged and held in bulk in the name of the nominee of such depository with other securities deposited therein by and other person, or deposit or arrange for the deposit of any securities issued by the United States Government, or any agency or instrumentality thereof, with a federal reserve bank; but the books and records of the Trustee shall at all times show that all such investments are part of the Trust Fund;

             (j) to employ suitable agents and counsel and to pay their reasonable expenses and compensation; (The Trustee shall not be liable for any neglect, omission or wrongdoing of such agents or counsel; provided the Trustee did not breach a fiduciary obligation, duty or responsibility in the selection and supervision of the agent or counsel.)

             (k) from time to time, to borrow money from the Company or others for the purpose of this Trust on such terms and conditions as the Trustee, in its absolute discretion may deem advisable.

             (l) to keep any portion of the Trust Fund in cash without liability for interest; provided, however, that such cash is not held by the Trustee for a period in excess of three (3) days. Cash received or held by the Trustee in excess of three (3) days shall be deposited by the Trustee in savings deposit accounts or other short term investment which bear a reasonable rate of interest.

             SECTION 8 - PAYMENT OF COMPENSATION, EXPENSES AND TAXES; DISTRIBUTIONS FROM TRUST FUND.

             8.01. The expenses incurred by the Trustee in the performance of its duties, including fees for regular legal services rendered to the Trustee; such fees for unusual legal services as may be agreed upon in writing from time to time between the Company and the Trustee; and all other proper charges and disbursements of the Trustee shall be paid from the Trust Fund, unless paid by the Company. The Trustee shall receive reasonable compensation for the services performed by Trustee hereunder, in such amount as the Company and the Trustee may from time to time agree. Such compensation shall be paid from the Trust Fund, unless paid by the Company. All taxes of any and all kinds whatsoever that may be levied or assessed under existing or future laws upon or in respect of the Trust Fund or the income thereof shall be paid from the Trust Fund.

             8.02. If the Trust is terminated, the Trustee may reserve in the Trust Fund with the direction or approval of the Company, such reasonable amount or amounts as it may deem necessary to provide for the payment of any of its expenses due or payable and the amount of any compensation thereunder due it, and any sums chargeable against the Trust Fund for which it may be liable; but if the amount reserved by the Trustee is insufficient for such purpose, the Trustee shall be entitled to reimbursement for such deficiencies from the Company.

             8.03. At such time or times as the Company directs, the Trustee shall pay or provide such benefits as may be required by any Plan, return such supplemental employee contributions as may be requested, permit such withdrawals as are permitted by the Plan, and to make such other distributions as may be provided for in the Plan. The Trustee shall make distributions of such funds as the Company shall direct in writing, or as such persons as the Company shall appoint for such purpose shall direct in writing; provided however, that no distribution, except a distribution of benefits in the ordinary course of business of the Plan, shall be made to the Company or to any person authorized to communicate directions of the Company to the Trustee. The Trustee shall not be further accountable for such funds, or have any duty, responsibility, or liability to see to the application of such funds in accordance with the directions of the Company or persons appointed by the Company to give such directions or to ascertain that the application of such funds complies with the Plan.

             8.04. The Trustee may withhold from any distribution it is directed to make such sum as the Trustee reasonably estimates to be necessary to cover any taxes for which the Trust may be liable, which are, or may be, assessed with regard to such distribution. Upon discharge or settlement of such tax liability, the Trustee shall distribute the balance of such sum, if any, to the distributee from whom distribution was withheld or, if such distributee from whom distribution was withheld or, if such distributee is then deceased, to the beneficiary of the distributee from whose share it was withheld, as the Company shall direct. Prior to the making of any distribution out of the Trust, the Trustee may require such releases or other documents from any taxing authority, or may require such indemnity and surety bond, as the Trustee shall deem reasonably necessary for its protection.

             SECTION 9 - PROTECTION OF TRUSTEE

             9.01. The Trustee shall be fully protected in relying upon any written communications of an officer or agent of the Company and in continuing to rely upon such written communication until a subsequent written communication is filed with the Trustee. The Trustee shall be fully protected in acting upon any instrument, written communication or paper believed by it to be genuine and to be signed by the proper person or persons, and the Trustee shall be under no duty to make any investigation or inquiry as to any statement contained in any such writing, but may accept the same as conclusive evidence of the truth and accuracy of the statements. The Trustee may require the Company to provide specimen signatures and the name of those individuals who are authorized to communicate written directions to the Trustee.

             9.02. The Trustee shall be under no duty to determine whether any contribution has been voted by the Board of Directors of the Company or authorized by any Plan participant; nor shall it have any duty or responsibility to collect any sum so voted or authorized; its responsibility being expressly limited to written communications, and receipt and proper disbursement of contributions actually received by it.

             9.03. The Trustee shall not be obligated to inquire as to whether any payee of funds or any distributee of benefits designated by the Company is entitled thereto or as to whether any payment, allocation or distribution directed or authorized by the Company is proper or within the terms of the Plan and this Trust, or has been computed properly, or as to the manner of making the same, and shall be accountable only to the Company for any payment, allocation or distribution made by the Trustee in good faith on the order or direction of the Company. The Trustee shall not be liable or responsible for any payment made by it in good faith without actual notice or knowledge of the changed condition or status of the payee or distributee.

             9.04. The Trustee shall have no power, authority, or duty with respect to the determination of rights and interests of any person in and to the Trust Fund or under the Plan or to question or to examine the determination of any right or interest.

             9.05. The Trustee shall not be liable for the making, retention, or sale of any investment or reinvestment made by it as herein provided nor for any loss to or diminution of the Trust Fund, except due to its own negligence, willful misconduct, or lack of good faith. The Trustee may from time to time consult with legal counsel, who may be counsel to the Company, or in the employ of the Company, in respect to any of its rights, duties and obligations hereunder; and in such event, shall be fully protected in acting or refraining from acting in accordance with the advice of such counsel.

             9.06. The Company agrees to indemnify the Trustee for any loss, expense, cost or liability it incurs or suffers resulting from or incident to any breach of fiduciary duty by the Trustee relating to any sale or investment made, or act done, pursuant to direction by the Investment Advisor or related to the retention of or failure to take any action with respect to any investment made, or act done, pursuant to direction by or in the absence of further directions by the Investment Advisor; and to indemnify the Trust Fund and the Trustee against any liability resulting from or incident to any interest in a benefit from the Trust Fund which may be asserted by any person or persons under the community property or other laws of any state where the Trustee has acted in good faith in reliance on a written direction of the Company.

             9.07. The Trustee shall discharge its duties with respect to the Trust solely in the interest of the participants in the Plan, and their designated beneficiaries and with the care, skill, prudence, and diligence under the circumstances then prevailing that prudent persons acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

             9.08. No "fiduciary" or "named fiduciary" (as such term are defined in Sections 3(21) and 402(a)(2), respectively, of the Employee Retirement Security Act of 1974 (the "Act" or "ERISA" or any successor statutory provision) under this Agreement shall be liable for an act or omission of another person in carrying out any fiduciary responsibility where such fiduciary responsibility is or may be allocated to such other person by this Agreement or pursuant to a procedure established in this Agreement except to the extent that:

             (a) such fiduciary or named fiduciary participating knowingly undertook to conceal, an act or omission of such other person, knowing such act or omission to be a breach of fiduciary responsibility;

             (b) such fiduciary or named fiduciary, by his failure to comply with Section 404(a)(1) of the Act (or any successor statutory provision) in the administration of his specific responsibilities which give rise to his status as a fiduciary or named fiduciary, has enabled such other person to commit a breach of fiduciary responsibility;

             (c) such fiduciary or named fiduciary has knowledge of a breach of fiduciary responsibility by such other person, unless he makes reasonable efforts under the circumstances to remedy the breach; or

             (d) such named fiduciary has violated his duties under Section 404(a)(1) of the Act (or any successor statutory provision):

             (i) with respect to the allocation of fiduciary responsibilities among named fiduciaries or the designation of persons other than named fiduciaries to carry out fiduciary responsibilities under this Agreement;

             (ii) with respect to the establishment or implementation of procedures for allocating fiduciary responsibilities among named fiduciaries or for designating persons other than named fiduciaries to carry out fiduciary responsibilities under this Agreement; or

             (iii) in continuing the allocation of fiduciary responsibilities among named fiduciaries or the designation of persons other than named fiduciaries to carry out fiduciary responsibilities under this Agreement.

             Notwithstanding the provisions of the immediately preceding paragraph, if one or more Investment Advisors have been appointed by the Company as referred to in Section 5 of this Agreement, the Trustee shall not be liable for the acts or omissions of any such Investment Advisor or be under any obligation to invest or otherwise manage any asset of the Trust which is subject to the management of an Investment Advisor, unless the Trustee participated knowingly in, or knowingly undertook to conceal, an act or omission of such Investment Advisor, knowing such act or omission to be a breach of fiduciary responsibility. Except for its own actions as manager of the Trust Fund, the Trustee shall not be liable for any loss or lack of income sustained by reason of the purchase, retention or sale of any investment made by an Investment Advisor or pursuant to direction of an Investment Advisor or for the carrying out on the direction of an Investment Advisor and the Trustee shall not be liable by reason of its taking any action at the direction of an Investment Advisor or refraining from taking any action because of the failure of an Investment Advisor to give such direction. Subject to the foregoing provisions, the Trustee shall not be liable if the assets held in the Trust Fund at any time are insufficient to pay all liabilities then outstanding of the Trust or of any Plan. Anything in this Agreement to the contrary notwithstanding, no provision of this Agreement shall be so construed as to violate the requirements of Part 4 of the Act (or any successor statutory provisions).

             SECTION 10 - ACCOUNTING. The Trustee shall keep accurate and detailed accounts of all investments, receipts, disbursements and other transactions hereunder, and all accounts, books and records relating thereto shall be open to inspection and audit at all reasonable times by any person designated by the Company. Within ninety (90) days following the close of each fiscal year, (or more frequently if requested by the Company) and within ninety (90) days after the removal or resignation of the Trustee as provided in Section 11 hereof, the Trustee shall file with the Company a written account setting forth all investments, receipts, disbursements and other transactions affected by it during each such fiscal year or during the period from the close of the last fiscal year to the date of such request or such removal or resignation. Upon the expiration of one hundred eighty (180) days from the date of filing such annual or other account, the Trustee shall be forever released and discharged from all liability and accountability to anyone with respect to the propriety of its acts and transactions shown in such account, except with respect to any such acts or transactions as to which the Company shall within such one hundred eighty (180) day period file with the Trustee written objections. Nothing contained in this Section shall relieve the Trustee from responsibility or liability for any responsibility or obligation or duty under ERISA.

             SECTION 11 - RESIGNATION, REMOVAL, AND SUCCESSOR TRUSTEE. The Trustee may be removed by the Company at any time and for any reason, upon sixty (60) days' notice in writing to the Trustee. The Trustee may resign at any time upon sixty (60) days' notice in writing to the Company. Upon such removal or resignation of the Trustee, the Company shall appoint a successor Trustee who shall have the same powers and duties as those conferred upon the Trustee hereunder and, upon acceptance of such appointment by the successor Trustee, the Trustee shall assign, transfer and pay over to such successor Trustee the funds and properties then constituting the Trust Fund. The Trustee is authorized, however, to reserve such sum of money, as to the extent it may deem advisable, for payment of its fees and expenses in connection with the settlement of its account or otherwise, and any balance of such reserve remaining after the payment of such fees and expenses shall be paid over to the successor Trustee. No successor Trustee shall be personally liable for any act or failure to act of any predecessor Trustee; and, with the approval of the Company, a successor Trustee may accept the account rendered and the property delivered to it by a predecessor Trustee as a full and complete discharge to such predecessor Trustee without incurring any liability or responsibility for so doing.

             SECTION 12 - RELIANCE. Any action required or authorized to be taken by the Company pursuant to any of the provisions of this Agreement shall be in accordance with, or by representatives authorized by, a resolution of the Board of Directors of the Company. The Company shall furnish the Trustee, from time to time, with certified copies of the resolutions of the Board of Directors of the Company pertaining to actions taken or to be taken by the Company pursuant to any provisions of this Agreement or pertaining to representatives authorized to take actions for the Company pursuant to any provisions of this Agreement.

             SECTION 13 - AMENDMENT.

             13.01. Subject to the provisions of 13.02, the Company reserves the right at any time and from time to time, by action of its Board of Directors, to amend, in whole or in part, any or all of the provisions of this Agreement or to terminate this Trust, by notice thereof in writing delivered to the Trustee; provided however, that no such amendment which affects the rights, duties, or responsibilities of the Trustee may be made without its consent.

             13.02. No amendment shall authorize or permit any part of the Trust Fund, other than such part as is required to pay taxes and administration expenses, to be used for or diverted to purposes other than for the exclusive benefit of the Plan Participants or their designated beneficiaries. No amendment shall cause any reduction in the vested portion of any participant's proportionate interest in the Trust Fund, or cause or permit any portion of the Trust Fund to revert to or become the property of the Company.

             SECTION 14 - TERMINATION

             14.01. Subject to the provisions of ERISA, the Trust shall be terminated upon the first occurrence of the following:

             (a) Sixty days after receipt from the Company by the Trustee of written notice of such termination.

             (b) The date the Company shall be judicially declared bankrupt or insolvent.

             (c) The effective date of the dissolution, merger, consolidation, or reorganization of the Company or the sale by the Company of all or substantially all of its assets, unless provision for continuing this Trust is made by the Company, its successor or purchaser.

             (d)  In case no funds be left for administration in the Trust.

             14.02. On termination of this Trust as provided for above, the Company shall have full responsibility for determination of the distribution of the Trust Fund in accordance with the provisions of the Plan and the Trustee shall dispose of the Trust Fund pursuant to written directions of the Company. The Trustee may in its discretion first require Internal Revenue Service approval of the termination before making a distribution under this Section.

             SECTION 15 - MISCELLANEOUS.

             15.01. Non-Alienation of Benefits. Benefits or other sums payable from the Trust Fund shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, including any liability which is for alimony or other payment for the support of a spouse or former spouse, or any relative of a Participant prior to actually being received by the person entitled to the benefit or sums under the terms of the Plan. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable shall be void. Neither this Trust Fund nor the Trustee shall in any manner be liable for or be subject to the debts, contracts, liabilities, engagements or torts of any person entitled to benefits. If the terms of this Section are contrary to the law governing in a particular circumstance, then, as to that circumstance, any payment shall be exempt to the maximum extent permitted by law.

             15.02. Construction of Trust. This Trust shall be construed according to the laws of the State of Wisconsin, where not superseded by ERISA or other applicable Federal law.

             15.03. Number and Headings. Wherever any words are used in the singular form they shall be construed as though they were used in the plural form in all cases where they would so apply. Headings of sections and subsections of this Trust are written for convenience or reference. They constitute no part of this Trust and are not to be considered in its construction.

             15.04. Diversion of Trust Fund Prohibited. At no time (either by operation of law, natural termination of the Trust or of a Plan, amendment, revocation of the Trust or the Plan, the happening of any contingency, collateral agreement, or otherwise) shall any part of the Trust Fund (other than such part as is required to pay expenses, taxes, and charges in accordance with Section 8 or such part as results from erroneous computation) be used for, or diverted to, purposes other than for the exclusive benefit of the participants in the Plan and their designated beneficiaries. Under no circumstances shall any part of the Trust Fund ever revert or be repaid to the Company, either directly or indirectly.

             15.05. Legal Actions. The Company shall have the authority to enforce the Trust on behalf of any and all persons having or claiming any interest in the Trust Fund. In any legal action or equitable proceeding pertaining to the Trust or Trust Fund or any interest therein or the administration thereof, or for instructions to the Trustee, only the Company and the Trustee shall be necessary parties.

             15.06. Protection of Persons Dealing with Trustee. With exception of the Company, no person dealing with the Trustee shall be required or entitled to see to the application of any money paid or property delivered to the Trustee or to determine whether or not the Trustee is acting pursuant to the authority granted to it hereunder or authorization or directions herein required.

             15.07. Tax Exemption of Trust. The Trust is hereby designated as constituting part of the Plan which was adopted by the Company; and is intended to be a qualified and tax exempt trust within the meaning of Section 401 and Section 401(a) of the Code.

             15.08. Counterparts. The Trust may be executed in any number of counterparts, each of which shall be deemed to be an original, and no other counterpart need be produced.

             SECTION 16 - INTERNAL REVENUE SERVICE APPROVAL. This Trust shall become effective upon its execution by the parties hereto and shall continue until terminated as provided for herein. Notwithstanding the foregoing, in the event the Internal Revenue Service should determine that the Plan does not constitute a qualified cash or deferred compensation plan within the meaning of Sections 401(k) and 402(a)(8) of the Code, as amended, or that this Trust is not qualified within the meaning of Section 501(a) of the Code, as amended, and in the further event the Company determines to terminate the Plan or this Trust or both, as a result thereof, then in such events, this Trust shall terminate; and the Trustee shall pay over to the Company, the entire Trust Fund (less expenses and compensation provided for in Section 8) for distribution to Plan Participants as provided for in the Plan.

             IN WITNESS WHEREOF, the Company and the Trustee have caused this Trust Agreement to be executed by their duly authorized officers the day and year first written above.


   Witnesses:                    WISCONSIN POWER AND LIGHT COMPANY



   ___________________________   By:  /s/________________________________


   ___________________________   Attest:   /s/___________________________

                                                (Corporate Seal)


                                 FIRST WISCONSIN TRUST COMPANY



   /s/________________________   By:  /s/______________________________


   /s/________________________   Attest:   /s/_________________________

                                                (Corporate Seal)

                         AMENDMENT #1 TO TRUST AGREEMENT

             THIS AGREEMENT made and entered into this 30th day of July, 1984, by and between the Wisconsin Power and Light Company, a Wisconsin corporation (hereinafter referred to as the "Company"), and First Wisconsin Trust Company, a Wisconsin banking corporation (hereinafter referred to as the "Trustee").

                                   WITNESSETH:

             WHEREAS, the Company and Trustee have heretofore entered into that certain Trust Agreement made and entered into on November 24, 1982, which Trust Agreement relates to the investment of contributions made pursuant to the terms and provisions of a qualified cash or deferred compensation plan within the meaning of Sections 401(k) and 402(a)(8) of the Internal Revenue Code of 1954, as amended; and

             WHEREAS, the Company has established another qualified cash or deferred compensation plan within the meaning of the aforesaid Internal Revenue Code sections and desires to provide for the investment of contributions made pursuant to this plan for the orderly administration of said plan; and

             WHEREAS, the said Trust Agreement made as of November 24, 1982, reserves to the Company the right to amend the same.

             NOW THEREFORE, the Company and the Trustee do hereby agree to the amendment of the former Trust Agreement, effective as hereinafter provided, as follows:

             1. The first "Whereas" clause appearing in the recitals to the former Trust Agreement is hereby deleted and the following substituted therefor:

        WHEREAS, the Company has established qualified cash or deferred compensation plans within the meaning of Sections 401(k) and 402(a)(8) of the Internal Revenue Code of 1954, as amended, which plans are known as the "Wisconsin Power and Light Company Long Range Savings and Investment Plan A" and the "Wisconsin Power and Light Company Long Range Savings and Investment Plan B" for the benefit of participants and their beneficiaries as therein defined (a copy of such Plans as they may be amended from time to time shall be identified by the Company and filed with the Trustee for purposes of reference only; and such Plans, as they may be amended, shall hereafter be called collectively, the "Plan"); and

             2. Whenever the term "Plan" is used in the former Trust Agreement, such term shall include the aforedescribed Plans A and B, it being the intent of the parties that the said Trust Agreement be construed in accordance with and subject to the provisions of each of these said plans.

             3. This Amendment #1 shall become effective upon its execution by the parties hereto and shall continue until terminated as provided in the former Trust Agreement. Notwithstanding the foregoing, in the event the Internal Revenue Service should determine that the said Plan B does not constitute a qualified cash or deferred compensation plan within the meaning of Section 401(k) and 402(a)(8) of the Code, as amended, or that the Trust Agreement, as amended hereby, shall not qualify within the meaning of Section 501(a) of the Code, as amended; and in the further event the Company determines to terminate Plan B or this Amendment, or both, as a result thereof, then in such events, this Amendment #1 shall terminate, and the Trustee shall pay over to the Company, that portion of the Trust Fund (less expenses and compensation provided for in Section 8 of the Trust Agreement) allocable to the said Plan B, and shall disburse the same to Plan Participants as provided for in said Plan B.

             IN WITNESS WHEREOF, the Company and the Trustee have caused this Amendment #1 to be executed by their duly authorized officers the day and year first written above.


   Signed and Sealed in the           WISCONSIN POWER AND LIGHT
     Presence of:                     COMPANY





   ______________________________     By:  /s/ Edward M.Gleason



   ______________________________     Attest:/s/ Thomas A. Landgraf


                                      FIRST WISCONSIN TRUST COMPANY

   ____________________________       By:  /s/ James D. Huntz
                                           Vice President



   ____________________________       Attest:/s/ Shirley B. Klenke
                                             Asst. Secretary

                                RESOLUTION OF THE

                               BOARD OF DIRECTORS

                                       OF

                        WISCONSIN POWER AND LIGHT COMPANY


                          Re:  Removal of Trustees and

                        Appointment of Successor Trustees


             WHEREAS, the Wisconsin Power and Light Company (the "Company") has entered into the following described trust agreements with the following described trustees:

             (a) Restated Trust Agreement, dated June 7, 1978, by and between the Company and the First Trust Saint Paul relating to the Company's Retirement Plans A and B (herein the "Retirement Trust").

             (b) Trust Agreement, dated November 24, 1982, and amended on July 30, 1984, by and between the Company and the First Trust Saint Paul, relating to the Company's Long Range Savings and Investment Plans A and B (herein the "Savings Trust").

             (c) Trust Agreement, dated December 28, 1981, and amended January 1, 1983, by and between the Company and the First Trust Saint Paul, relating to the establishment of the Wisconsin Power and Light Company Employees' Benefit Trust (herein the "Benefit Trust"); and

             WHEREAS, the Company desires to remove the aforesaid Trustees and to appoint successor Trustees thereto.

             NOW, THEREFORE, BE IT RESOLVED by the Board of Directors of the Company as follows:

             1. RESOLVED that First Trust Saint Paul be and hereby is removed as Trustee of the Trust Fund created pursuant to the Retirement Trust; and that Marshall & Ilsley Trust Company, located in Milwaukee, Wisconsin be and hereby is appointed the successor Trustee thereto, all pursuant to
                  Section 11 of the Retirement Trust.

             2. RESOLVED that First Trust Saint Paul be and hereby is removed as Trustee of the Trust Fund created pursuant to the Savings Trust; and that Marshall & Ilsley Trust Company located in Milwaukee, Wisconsin be and hereby is appointed the successor Trustee thereto, all pursuant to Section 11 of the Savings Trust.

             3. RESOLVED that First Trust Saint Paul be and hereby is removed as Trustee of the Trust Fund created pursuant to the Benefit Trust; and that Marshall & Ilsley Trust Company located in Milwaukee, Wisconsin be and is hereby appointed the successor Trustee thereto, all pursuant to Article X of the Benefit Trust.

             4. RESOLVED that the successor Trustees so appointed hereby shall have the same powers and duties as those conferred upon the predecessor Trustees pursuant to the aforesaid trust agreements; and that upon acceptance of such appointment by the successor Trustees, the predecessor Trustees shall assign, transfer and pay over to the successor Trustees the funds, properties and assets now constituting the respective Trust Funds.

             5. RESOLVED that the officers of the Company be and hereby are authorized and directed to give such notices, to enter into such agreements containing such terms and conditions as they deem appropriate, and to take such actions as may be reasonable and necessary to effectuate the foregoing resolutions, all in accordance with applicable law.


   Adopted:  August 26, 1987.

   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

             I, Thomas A. Landgraf, do hereby certify that I am the duly elected and acting Secretary of the Wisconsin Power and Light Company, a Wisconsin corporation, organized under the laws of the State, and that I have access to the corporate records of said Company, and as such Secretary, I do further certify that the above and foregoing Resolution was duly adopted at a meeting of the Board of Directors held August 26, 1987.

             IN WITNESS WHEREOF I have hereunto set my hand and affixed the corporate seal of said Company this 11th day of September, 1987.



                                 /s/ Thomas A. Landgraf
                                 Thomas A. Landgraf, Secretary

                 ACCEPTANCE OF APPOINTMENT AS SUCCESSOR TRUSTEE



   To:          BOARD OF DIRECTORS OF WISCONSIN POWER & LIGHT COMPANY

           WHEREAS, we have been notified of our appointment as successor trustee under the agreement establishing the Wisconsin Power and Light Company Employees' Long Range Savings and Investment Trust; and

           WHEREAS, we have had an opportunity to review the agreements setting forth the Plan and Trust, copies of which, as amended to date, having been furnished us with the notice of our appointment;

           WE HEREBY ACCEPT our appointment as Successor Trustee.

                                 MARSHALL & ILSLEY TRUST COMPANY



                                 By:  /s/______________________________


   Dated:    9/24/87

                                 By:  /s/______________________________